Exhibit (j)


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Financial Highlights" within the Prospectus and "Shareholder Services - Statements and Reports", "General Information - Independent Registered Public Accounting Firm" and "Financial Statements and Report of Independent Registered Public Accounting Firm" within the Statement of Additional Information and to the use of our report dated December 29, 2016 relating to the financial statements of AB Institutional Funds, Inc. - AB Global Real Estate Investment Fund II for the fiscal year ended October 31, 2016, which is incorporated by reference in this Post-Effective Amendment No. 33 to the Registration Statement (Form N-1A No. 333-37177) of AB Institutional Funds, Inc.



                                                         /s/ ERNST & YOUNG LLP



New York, New York
January 26, 2017